Exhibit 10.11.2

EXECUTIVE SEPARATION AND RELEASE AGREEMENT

This Executive Separation and Release Agreement (“Agreement”) is entered into by and between Humacyte, Inc. (“Humacyte”) and Jeffrey Lawson, M.D., Ph.D. (“Executive”), effective as of the date signed by Executive (the “Effective Date”). Humacyte and Executive are collectively referred to as the “Parties.”

WHEREAS, Executive entered into an Executive Employment Agreement with Humacyte, effective June 19, 2018 (“Employment Agreement”), and executed Amendment 1 to the Employment Agreement, effective November 9, 2020 (“Amendment 1”);

WHEREAS, Executive served as Humacyte’s President and Chief Executive Officer pursuant to the Employment Agreement and currently serves as Humacyte’s Chief Surgical Officer pursuant to Amendment 1 to the Employment Agreement;

WHEREAS, Executive has served as a member of the Board of Directors of Humacyte and Humacyte Global, Inc. (the “Board”) since July 2018;

WHEREAS, Executive and Humacyte have mutually agreed to end Executive’s employment with Humacyte, and Humacyte shall terminate the Employment Agreement and Amendment 1 to the Employment Agreement without Cause, effective December 31, 2021 (the “Separation Date”);

WHEREAS, Executive desires to resign from the Board of Directors of Humacyte and Humacyte Global, Inc., effective as of the Separation Date; and

WHEREAS, pursuant to the Employment Agreement, Executive is entitled to certain separation payments in connection with the termination of Executive’s employment without Cause and, in order to assist Executive in his transition and acknowledge Executive’s past contributions, Humacyte desires to provide Executive with certain additional benefits to which he is not otherwise entitled;

NOW, THEREFORE, in consideration of the covenants, benefits, and payments set forth in this Agreement, Humacyte and Executive agree as follows:

1.Separation Payments. Provided that Executive executes this Agreement without revoking it during the revocation period described in Section 5, Humacyte shall provide the following payments to Executive pursuant to the Employment Agreement, which Executive agrees constitutes good and valuable consideration for each and all of his promises set forth in this Agreement:

a)A total amount of $583,495.12, less any applicable taxes and withholdings, which is equal to twelve (12) months of Executive’s current base salary with payment of such amount to be made in substantially equal installments on the same payroll schedule applicable to Executive immediately prior to his separation from service. Such payments shall commence no later than on the first such payroll date following the sixtieth (60th) day after the Separation Date, provided that Executive has returned by such sixtieth (60th) day an executed copy of this Agreement without modification and the seven-day revocation period has expired;

b)An amount of $221,728.15, less any applicable taxes and withholdings, which represents a bonus payment equal to ninety-five percent (95%) of forty percent (40%) of Executive’s current base salary, with such amount to be paid no later than March 15, 2022; and

c)Reimbursement to Executive for the cost to continue Executive’s and his family’s health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of twelve (12) months immediately following the Separation

Date. Executive agrees that if Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the 12-month period, Executive must immediately notify Humacyte of such event and may no longer be entitled to continued COBRA payments by Humacyte.
Executive’s entitlement to the payments set forth in this section is subject to his full compliance with his obligations under the Agreement, including Section 8 (Non-Disparagement) of the Agreement. Executive agrees that he will forfeit any right to the above-described payments if he breaches his obligations under this Agreement; in the event of such breach, Humacyte will immediately cease making payments to Executive and Executive must immediately return any payments made by Humacyte under this section. Aside from the payments set forth above, each party is responsible for its own costs, attorneys’ fees, and expenses. In addition, the cash payments described above are the only cash payments payable in connection with Executive’s separation under this Agreement, the Employment Agreement, and Amendment 1.

2.Exercise of Stock Options. Executive and Humacyte are parties to incentive stock option agreements, dated as of December 11, 2015, December 15, 2016, April 12, 2018 and June 28, 2018 (collectively, the “Option Agreements”). Contingent upon Executive’s signing and not revoking this Agreement and pursuant to actions taken by Humacyte’s Board under its authority granted under the 2015 Omnibus Incentive Plan, each Option Agreement is hereby amended, effective as of the Separation Date, to replace Section 4(b) in its entirety to state: “(b) November 26, 2022 or, if earlier, the date on which the Company determines that the Participant has violated Section 8 (Non-Disparagement) of that certain Executive Separation and Release Agreement entered into by the Company and the Participant.” In furtherance of Executive’s ability to exercise each such option, Humacyte will take commercially reasonable efforts to facilitate a broker-dealer sale and remittance procedure with one or more of the broker dealers making a market in Humacyte’s shares pursuant to which Executive will provide written instructions to such broker-dealer to effect the immediate sale of some or all of the purchased shares purchased in connection with such exercise and remit to Humacyte sufficient funds to cover the aggregate exercise price payable for the purchased shares and any resulting tax withholding liability. Humacyte acknowledges and agrees that any exercise of Executive’s options after the Separation Date and any subsequent sale of resulting shares is not subject to the pre-clearance requirements of Section VII of Humacyte’s Insider Trading Policy. Executive acknowledges and agrees that he is not entitled to this benefit under the Employment Agreement or any Option Agreements, but that Humacyte desires to provide such benefit to Executive in connection with his separation from Humacyte and resignation from the Board.

3.Resignation. Executive hereby resigns from the Board of Directors of Humacyte and Humacyte Global, Inc., effective as of the Separation Date.

4.Release of Claims. Except for Humacyte’s obligations under this Agreement, Executive releases and forever discharges Humacyte and its subsidiaries, divisions, affiliates, parents, successors, assigns, and all of their respective insurers, attorneys, and past and present officers, directors, trustees, employees, members of the Board, and agents (collectively, the “Released Parties”) from any and all claims, actions, complaints, grievances, liabilities, obligations, losses, damages, fees, costs, causes of action, suits, rights, and demands, of any and every nature whatsoever, known or unknown, suspected or unsuspected, disclosed or undisclosed (collectively, “Claims”) arising out of or relating to any acts or omissions that occurred before the Effective Date of this Agreement, to the greatest extent permissible under applicable law. This includes, but is not limited to, all Claims that Executive may have under any federal, state, local, or municipal laws or the common law and all Claims arising out of or relating to his employment or the termination of that employment.

    However, nothing in this Agreement releases or affects Executive’s right to file, or to participate in, any charge, complaint, investigation or proceeding before the U.S. Equal Employment Opportunity Commission or any other federal, state or local government body or agency. If any such charge, complaint, investigation, or proceeding is filed, Executive waives, to the maximum extent permissible under applicable law, the right to receive any personal monetary or equitable relief from such charge, complaint, investigation or proceeding. This Agreement does not limit Executive’s right to receive an award for information provided to any securities regulatory agency or authority. In addition, nothing in this Agreement releases or affects any rights Executive may have to: (a) Executive’s own vested accrued employee benefits under Humacyte’s ERISA-covered health, welfare, or retirement benefit plans as of Executive’s Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) any right to defense or indemnification Executive may have pursuant to the by-laws of Humacyte or under any agreement between Executive and Humacyte; or (d) pursue claims which by law cannot be waived by signing this Agreement.

5.Waiver of Claims Under the Age Discrimination in Employment Act. Executive recognizes that, in signing this Agreement, Executive is knowingly and voluntarily waiving his right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq. (“ADEA”), arising prior to the date that Executive executes this Agreement. Executive understands that Executive has been given, and may take, twenty-one (21) days from the date this Agreement is presented to Executive to consider whether to execute this Agreement, and agrees that any changes, whether material or immaterial, to the Agreement before he signs it will not restart the running of the twenty-one days. Executive is further advised that he may wish to consult with an attorney prior to execution of this Agreement. Once Executive has executed this Agreement, he may revoke the Agreement at any time during the seven (7) day period following Executive’s execution of the Agreement. Revocation by Executive shall be effective only upon his written notice delivered to Humacyte’s CEO, Laura Niklason, within that seven (7) day period. After seven (7) days have passed following Executive’s execution of this Agreement, Executive’s execution of this Agreement shall be final and irrevocable.

6.Return of Property. Executive certifies that he has returned to Humacyte all original forms and copies of data (including work product, financial data, documents and computer data, regardless of form or medium), documents, and equipment (including keys, devices, and software) in his possession or control that relate to the business of Humacyte or that contain Confidential Information, as defined under the Proprietary Information, Inventions and Non-Competition Agreement (“Proprietary Information Agreement”) between Executive and Humacyte, effective June 19, 2018. Executive affirms that he has not retained any data, documents (including copies and abstracts thereof), materials, or other property belonging to Humacyte, or any confidential information regarding a third party that he obtained during the course of his employment by Humacyte, except for information regarding Executive’s own compensation and benefits.

7.Cooperation. Executive agrees to assist and cooperate with Humacyte to ensure a smooth transition of Executive’s work responsibilities, including by participating in any exit interview requested by Humacyte. At any time following the Separation Date, Executive will (1) execute all documents and perform all lawful acts which Humacyte considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement and the intent of the Proprietary Information Agreement; and (2) provide any information as Humacyte or members of Humacyte’s Board may reasonably request with respect to any Humacyte-related transaction or other matter in which Executive was involved in any way while employed by Humacyte. Executive further agrees to reasonably assist and cooperate with Humacyte in connection with the defense, prosecution, government investigation, or internal investigation of any claim or matter that may be made against, concerning, or by Humacyte. Such assistance and cooperation shall include, upon reasonable request, timely, comprehensive, and truthful disclosure of all relevant facts known to Executive, including through in-person interview(s) with Humacyte’s executives, Board members, representatives of a government agency, or outside counsel for Humacyte. Any such assistance by Executive shall occur at times mutually convenient for Executive and Humacyte, and Humacyte will undertake reasonable efforts to ensure that any such assistance does not interfere with any duties or obligations that Executive may have to a third party, including any future employer. Executive shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this section, including, but not limited to, reimbursement for all reasonable travel, lodging, and meal expenses.

8.Non-Disparagement. Executive covenants and agrees that he will not at any time—whether directly, indirectly, or through any entity in which Executive is an officer, director, member, partner, employee, consultant, or shareholder—make any communication, verbally or written, that disparages, defames, criticizes, or otherwise reflects adversely upon Humacyte, Humacyte’s businesses, processes, services, methods of doing business, strategic decisions, or products, or any of Humacyte’s past, present, or future officers, directors, employees, Board members, consultants, successors, affiliates, parents, investors, customers, business partners, constituents, or trustees. In addition, Executive agrees not to take any other action (whether through Executive’s statements, communications, or conduct) that is intended to, or that could reasonably be expected to, adversely affect the competitive standing or reputation of Humacyte, any of Humacyte’s products, or any of Humacyte’s directors, officers, Board members, agents, or employees. By way of example and without limitation, Executive understands and agrees that any statements, communications, or conduct that disparages or intends to disparage Humacyte’s products, clinical trials, strategic decisions, or leadership team is prohibited under this section.

    Executive understands and agrees that any violation of this section would constitute a material breach of this Agreement and would irreparably harm Humacyte. Accordingly, any violation by Executive of this section at any time will result in the immediate forfeiture of his entitlement to payments under Section 1 and the immediate expiration of the stock options subject to the Option Agreements, notwithstanding the extension provided for under Section 2 of this Agreement. However, nothing in this Agreement restricts or impedes, or shall be deemed to restrict or impede, Executive from (i) exercising protected rights, to the extent that such rights cannot be waived by agreement, (ii) providing truthful testimony or information pursuant to subpoena, court order, or similar legal process, (iii) providing truthful information to any government agency or body, or (iv) complying with any applicable law, regulation, or order, provided that such compliance does not exceed that required by the law, regulation, or order. To the extent not prohibited by law, Executive shall promptly provide written notice of any such order requiring his compliance to Humacyte’s CEO, Laura Niklason.

    Humacyte agrees that it will instruct its executive leadership team and members of its Board of Directors not to make any communication, verbally or written, that disparages, criticizes, or otherwise reflects adversely upon Executive or Executive’s performance as a Board member or an employee of Humacyte; provided that Executive understands and agrees that any disclosure by Humacyte to any government agency or pursuant to any applicable law, regulation, or order shall not constitute a violation of this section.

9.Communications; References. In connection with Executive’s separation, Executive shall cooperate with Humacyte to coordinate external communications concerning Executive’s separation and to designate individuals to whom reference requests shall be directed. Executive will be invited to provide input on such external communications, though Humacyte shall have final approval on all communications within Humacyte and externally. Executive agrees that he will not communicate with any of Humacyte’s employees or consultants, or with any individuals or entities outside of Humacyte, about any matters relating to Humacyte’s business without the prior written consent of Humacyte’s CEO, unless such communication is required by applicable law, regulation, or order, provided, however, that communications in furtherance of Executive’s cooperation obligation under Section 7 above will not constitute a violation of this section, and provided further, that if contacted by a third party regarding a matter related to Humacyte’s business, it will not be a violation of this section for Executive to refer to Humacyte’s published external communications nor to refer the third party to an appropriate contact at Humacyte. Humacyte acknowledges that the Executive will continue to engage in the practice of medicine after the Separation Date, and nothing in this Agreement will prohibit or interfere with Executive’s practice of medicine, including his ability to discuss with patients the use or application of Humacyte’s products. Executive further agrees that he does not have any rights to future employment with Humacyte or any of Humacyte’s subsidiaries, affiliates, successors, or assigns.

10.Section 409A; Tax Liability. All payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (“Section 409A”) and this Agreement shall be interpreted consistent with that intent. Notwithstanding the foregoing, Executive understands and agrees that Humacyte makes no representations as to the tax consequences of any consideration or benefits provided hereunder, and that Executive is solely responsible for any and all income, excise, or other taxes imposed on Executive with respect to any and all compensation or other benefits provided to Executive. No provision of this Agreement shall transfer to Humacyte any tax obligations that otherwise are the responsibility of Executive, in each case without regard to the amount withheld, and Humacyte shall have no obligation to secure favorable tax treatment for Executive with respect to any payments under this Agreement. Each payment to Executive under this Agreement shall be treated as a separate payment for purposes of Section 409A.

11.Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina. Except as provided in Section 12 of this Agreement, any dispute, controversy, or claim arising out of or relating to Executive’s employment with Humacyte, the termination of Executive’s employment by Humacyte, or any alleged breach of this Agreement by Humacyte shall be submitted to and decided by binding arbitration in Wake County, North Carolina in accordance with the Labor/Employment Rules of the American Arbitration Association (“AAA”). Each Party shall pay its own costs of arbitration, except that any fees and charges of the arbitrator shall be split equally by the Parties, unless the arbitrator’s award specifies otherwise.

12.Remedies. In the event of a breach or threatened breach by Executive of the Proprietary Information Agreement or of Sections 6, 7, 8, or 9 of this Agreement, Executive hereby consents and agrees that money damages would not afford an adequate remedy to Humacyte and that Humacyte shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

13.Enforcement; Attorneys’ Fees. If either Party commences legal action to enforce the provisions of this Agreement (or, in the case of Humacyte, any of the post-employment obligations referenced in the Proprietary Information Agreement), the prevailing Party in such legal action will be entitled to recover from the non-prevailing Party all reasonable costs incurred in connection with such legal action, including court costs, reasonable attorneys’ fees, and all other related expenses incurred in connection with such legal action, to the maximum extent permitted by applicable law. Any actions taken by Humacyte to enforce the terms of this Agreement shall not release Executive from any of his obligations or promises under the Agreement, including under Sections 4, 5, 6, 7, 8, and 9.

14.Severability. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and that provision will be enforced to the greatest extent permitted by law. In the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding.

15.Modification; No Waiver. This Agreement may not be amended or modified except by an agreement in writing signed by both Parties. The drafting of this Agreement shall be deemed a mutual endeavor by the Parties and shall not be construed against any single party as the drafter. The failure of any party to enforce any term of this Agreement shall not be deemed a waiver of that term or any other term of this Agreement.

16.Assignment. This Agreement shall inure to the benefit of Humacyte and its successors and assigns, and Humacyte may freely assign this Agreement at any time. Because this Agreement is personal to Executive, Executive may not assign this Agreement in whole or in part.

17.Entire Agreement. Executive acknowledges that Humacyte has made no representations or promises to Executive other than those contained in this Agreement and that this Agreement sets forth the entire agreement between Executive and Humacyte pertaining to the subject matter of this Agreement and supersedes any previous agreements or understandings between Executive and Humacyte, except that (i) Executive acknowledges that this Agreement shall be read in conjunction with—and does not in any way modify, limit, or restrict—the continuing obligations of Executive to Humacyte as set forth in the Proprietary Information Agreement, which remains in full force and effect consistent with applicable law, and (ii) the Option Agreements shall remain in full force and effect, other than as explicitly amended by this Agreement and the actions contemplated hereunder.

18.Acknowledgments and Representations. Executive agrees with and affirms the following:

a)Except for the amounts to be paid under this Agreement, Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him;
b)Executive has no known workplace injuries or occupational diseases relating to his employment; and
c)Executive has fully read this Agreement, understands its contents, agrees to the provisions it contains, and hereby executes it voluntarily and knowingly.
19.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be and have the same force and effect as an original, and all of which, taken together, shall constitute and be construed as a single agreement. A copy of an executed original shall have the same force and effect as an original.

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PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT CAN BE RELEASED UNDER THE LAW. BY SIGNING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND FULLY UNDERSTANDS ALL OF ITS TERMS.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date signed below.

Date: 12/23/2021	EXECUTIVE /s/ Jeffrey Lawson Jeffrey Lawson, M.D., Ph.D.
HUMACYTE, INC.
Date: 12/23/2021	By: /s/ Laura E. Niklason Laura E. Niklason, M.D., Ph.D. President & Chief Executive Officer